Exhibit 10.15

DISTRIBUTION AGREEMENT

THIS AGREEMENT (this “Agreement”) made as of the 30 day of November, 2009, by and among WhiteSmoke Inc., a Delaware Corporation (the “Corporation”) and Kreos Capital HI Limited (“Lender”).

WITNESSETH:

WHEREAS, on May 13, 2008, the Lender has provided WhiteSmoke Israel Ltd., a company incorporated in Israel (“WhiteSmoke Ltd.”) and the Corporation with a certain loan in the amount of up to US$1,500,000, all according to the terms and subject to the conditions of that certain Loan Agreement dated May 13, 2008, by and between WhiteSmoke Israel Ltd., the Corporation and the Lender (the “Original Loan Agreement”); and

WHEREAS as part of the transaction contemplated under the Original Loan Agreement, the Corporation issued to the Lender that certain warrant dated May 13, 2008, according to which the Lender has been granted the right to purchase 80,000 shares of Series C Preferred stock of the Corporation for an exercise price of US$2.5 per share (the “Warrant”); and

WHEREAS the parties to the Original Loan Agreement have decided to amend the Original Loan Agreement and to execute the Amendment to the Loan Agreement to which this Agreement is annexed (the “Amendment”); and

WHEREAS as part of their understandings according to the Amendment, the parties have agreed that the Warrant shall be terminated and that the Lender shall be entitled to certain payments all as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	TERMINATION OF THE WARRANT.

The Warrant is hereby terminated.  The Lender hereby waives any claims which it has or may have in the future in connection with the Warrant, including issuance and termination thereof’, and confirms that it has not exercised any portion of the Warrant and is not entitled to any securities thereunder

2.	ADDITIONAL PAYMENTS.

2.1	In consideration of the duly fulfillment of all of the Lender’s undertakings pursuant to the Original Loan Agreement, as amended, the Corporation hereby undertakes that:

2.1.1.
in the event of a Distribution (as defined below), the Lender shall be entitled to receive out of the Available Distribution Amount (as defined below), an amount equal to Lender’s Percent (as defined below) multiplied by the Available Distribution Amount.

2.2
Notwithstanding Section 2.1.1 above, in the event that, prior to the Decisive Date (as defined below), a M&A Transaction (as defined below) occurs, the Corporation shall pay the Lender, prior to any distribution of the Available Distribution Amount (as defined below), in addition to any amount due and payable to the Lender under the Original Loan Agreement or the Amendment, a single one time fee in the amount of US $400,000 (the “Fee”), instead of the Lender’s Percent and instead of any prepayment fee under the Original Loan Agreement or the Amendment, out of the Available Distribution Amount.  For the avoidance of doubt, it is hereby clarified that in the event that an M&A Transaction occurs prior to the Decisive Date and the Borrower pays the Lender the Fee, the provisions of section 2 1 1 above shall not apply

2.3	For the purpose hereof:

2.3.1.	“Available Distribution Amount” means the aggregate amounts of the Applicable Preference Amounts

2.3.2.
“Applicable Preference Amount” shall mean with respect to each preference amount payable to the holders of the specific class of Preferred Stock and/or the pro rata distribution amount under Sections 1 and 2 of Article IV of the Corporation’s Certificate of Incorporation, as may be amended from time to time) (the “COI”), actually distributed to the respective class of the holders of the Series A-C Preferred Stock and the shares of Common Stock of the Corporation as dividends and/or upon the occurrence of any of the events referred to in section 2(e)(i) of Article IV of the COI

2.3.3.	“Decisive Date” shall mean June 30, 2010

2.3.4.
“Distribution” shall mean any payment or distribution to the shareholders of the Corporation whether pursuant to Section 1 and 2 of Article IV of the COI, as dividends or upon liquidation or’ a Deemed Liquidation, or the repayment of shareholders loans or otherwise, including, but not limited to, Available Distribution Amounts.

2.3.5.	“Lender’s Percent” shall mean a number that is equal to 1.5% of the Corporation’s issued and outstanding share capital on a fully diluted basis, as of the consummation of the Liquidation Event

2.3.6.
“M&A Transaction” shall mean (i) the merger of the Corporation with or consolidation into any corporation, firm or entity, other than a merger in which the Corporation is the surviving entity or in which the stockholders of the Corporation hold more than 50% of the issued and outstanding shares in the surviving entity); (ii)the sale, lease or’ other disposition of all or substantially all of the assets of the Corporation; or (iii) the sale of all or substantially all the Corporation’s outstanding capital stock .

2.3.7.
“Preferred Stock” means the Series A Preferred Stock , par value $0.01 per-share of the Corporation (“Series A Preferred Stock”), the Series A-l Preferred Stock par value $0.01 per share of the Corporation (“Series A-l Preferred Stock”), the Series B Preferred Stock , par value $0.01 per share of the Corporation (“Series B Preferred Stock”), the Series B-l Preferred Stock , par value $0 01 per share of the Corporation (“Series B-l Preferred Stock”), and the Series C Preferred Stock , par value $0.01 pet share of the Corporation (“Series C Preferred Stock”) and any future class of Preferred Stock to be issued by the Corporation.

3.	CORPORATION COI

The Corporation hereby undertake to take any action as shall be required in order that its COI shall at all times reflect properly and adequately the provisions of Section 2 above.

4.	MISCELLANEOUS.

4.1
All notices related hereto shall be delivered or posted: (i) to the Lender’s address, with a copy to the offices of Sharir, Shiv, Kadouch & Co., Law Offices, 3 Azrieli Center, Tel Aviv, Israel, 67023 for the attention of Emmanuel Kadouch, Adv.; and (ii) to the Borrower’s address with an additional copy (which shall not constitute a notice hereunder) to be delivered or forwarded or provided to the offices of Fischer, Behar, Chen, Well Orion & Co., 3 Daniel Frisch St Tel Aviv, Israel 67023, to the attention of Atir Hardoff-Jaffe; or at such other address as either party may designate in writing to the other party.

4.2	Clause titles are solely for convenience and are not an aid in the interpretation of this Agreement

4.3
If any provision or remedy herein provided is determined invalid under applicable law, such provision shall be inapplicable and deemed omitted; but the remaining provisions, including remaining default remedies, shall be given effect in accordance with their terms

4.4	This Agreement may not be modified except in writing executed by the Lender and the Corporation.

4.5	This Agreement may be executed in counterparts, each of which shall be an original, but all such counterparts shall together constitute one and the same instrument.

4.6	The laws of the state of Israel shall govern this Agreement and the parties accept the exclusive jurisdiction of the courts of Israel

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

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WHITESMOKE INC.	KREOS CAPITAL III LIMITED

By:	By:	/s/ Kreos Capital III Limited

Name:	Name:

Title:	Title:

Date:	Date:

WHITESMOKE INC.		KREOS CAPITAL III LIMITED

By:	/s/ Hilla Ovil-Brenner	By:

Name:		Name:

Title:	CEO	Title:

Date:		Date: